Exhibit 10.2

AURORA PRE-EPC AGREEMENT

This AGREEMENT (“Agreement”) is made and entered into as of this 17th day of March, 2007, by and between Aventine Renewable Energy, Inc., a Delaware corporation (hereinafter “Owner”), and Kiewit Energy Company (hereinafter, “Consultant” or “EPC Contractor”).  Owner, Consultant, and EPC Contractor may be individually referred to herein as “Party” and collectively as “Parties”.

Owner is developing a 113 denatured million gallon per year ethanol plant which is proposed to utilize Delta-T technology, in Aurora, Nebraska (the “Project”).  Owner and Consultant are negotiating an Engineering, Procurement and Construction contract (the “Aurora EPC Contract”) pursuant to which Contractor would engineer and construct the Project.    For the avoidance of doubt, neither Party shall be bound by or required to enter into the Aurora EPC Contract until the definitive Aurora EPC Contract has been agreed and fully executed by each Party.

However, to expedite the performance of certain tasks related to the design and construction of the Project, Owner desires to retain Consultant, and Consultant desires to be retained, to perform certain advance engineering, design, and construction services in connection with the Project, all as and to the extent described below.

1.0                                 Engagement of Services. Owner hereby retains Consultant to perform design, engineering, estimating, scheduling, and other professional services (“Services”) identified in Exhibit A (“Scope of Work”) attached hereto.  The Services may be modified or amended from time to time upon mutual agreement of the Parties and may be described in one or more additional Exhibits. If such modifications or amendments necessitate an increase or decrease in either (a) the amount due or (b) the time required for performance, such matters shall be agreed upon in writing prior to proceeding with the change.  No payment shall be made by Owner for any modification not so directed or authorized prior to proceeding with the modification.  Consultant shall perform, or cause to be performed, all such Services in accordance with all applicable laws, rules and regulations and in accordance with good industry practices.

2.0                                 Compensation. In consideration for completion of the Services, Owner shall pay Consultant as specified in Section 3.0, the aggregate amount not to exceed Eleven Million Nine Hundred Eighty Six Thousand Seventy Eight Dollars ($11,986,078) (“Fee”).  The Fee shall be increased or decreased according to modifications and amendments agreed to as provided herein.

3.0                                 Terms of Payment.    Consultant shall invoice Owner on or about the thirtieth (30th) of each month, for hours actually worked, in accordance with Exhibit A.  Owner shall pay Consultant the full amount of such invoice, on or before the fifteenth (15th) of the month following the period for which the invoice was provided.

4.0                                 Effective Date.  This Agreement shall become effective upon the date of its execution.

5.0                                 Consultant an Independent Contractor.  Consultant shall be an independent contractor with respect to the Services to be performed hereunder.  Neither Contractor nor its subcontractors or vendors, nor the employees of either, shall be deemed to be the servants or employees of Owner.

6.0                                 Confidential Information.  Confidential Information shall be governed by the confidentiality agreement currently in place between Owner and Consultant.

7.0                                 Survival.  The rights and obligations contained in Section 6 (“Confidential Information”) shall survive any termination or expiration of this Agreement.

8.0                                 Successors and Assigns.  Except as otherwise expressly stated herein, Consultant may not subcontract or otherwise delegate or assign its obligations under this Agreement to third parties (other than Consultant’s affiliates, which subcontracting, delegation and/or assignment to Consultant’s affiliates shall not relieve Consultant of its obligations hereunder) without Owner’s prior written consent.  Subject to the foregoing, this Agreement shall be for the benefit of Owner’s successors and assigns, and shall be binding on Consultant’s assignees.

9.0                                 Notices.  Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated:  (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt.  Notice shall be sent to the Parties at the addresses set forth below or such other address as either Party may specify in writing.

If to Owner:

Aventine Renewable Energy, Inc.
1300 South 2nd Street
Pekin, IL 61554
Phone:  (309) 347 - 9714
Fax:  (309) 478 - 1542
Attention: Jeffrey A. Moery

If to Consultant:

Kiewit Energy Company
7906 North Sam Houston Parkway West, Suite 300
Houston, TX 77064
Attn: Brad Kaufman
Phone:  (281) 517-8900
Fax:  (281) 517-8909

10.0                           Governing Law.  This Agreement shall be governed in all respects by the laws of the United States of America and by the laws of the State of New York (excluding New York’s body of law controlling conflicts of laws and excluding 5-323 of the New York General Obligations Law).

11.0                           Severability.  Should any provisions of this Agreement be held by a court of law to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

12.0                           Waiver.  The waiver by either Party of any provision of this Agreement shall not operate to be construed as a waiver of any other provision by such Party.

13.0                           Aurora EPC Contract.  If and when a definitive Aurora EPC Contract is executed, the Services provided and payments made hereunder shall be considered to be work provided and advance payments under the Aurora EPC Contract.  In addition, upon Owner’s release of the Notice to Proceed (NTP) under such Aurora EPC Contract, this Agreement shall automatically terminate in its entirety.  In the event of such termination of this Agreement, the Aurora EPC Contract shall govern all Services previously performed and to have been performed, as well as all of the Parties rights and obligations with respect to such Services.

14.0                         Third Party Guarantees.  If any of the Services requires the purchase of equipment or materials or the procurement of services, Consultant shall, for the protection of Owner, demand from all vendors and subcontractors guarantees, warranties, indemnities and/or insurance coverage (collectively “Guarantees”) with respect to such equipment, materials and services, which shall be made available to Owner to the full extent of the terms thereof.  Consultant’s liability with respect to such equipment and materials obtained from vendors or services from subcontractors shall, except for Consultant’s obligations to pay such vendors or subcontractors, be limited to procuring such Guarantees from such vendors or subcontractor and rendering all reasonable assistance to Owner as part of the Services for the purpose of enforcing the same, which may include, without limitation, enforcing such Guarantees, at Owner’s expense, if such Guarantees are not assignable to Owner.

15.0                           Limitation of Liability.  NEITHER OWNER NOR CONSULTANT NOR THEIR RESPECTIVE RELATED COMPANIES, AND SUBCONTRACTORS SHALL BE LIABLE FOR SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES IN CONNECTION WITH THIS AGREEMENT.  Consultant’s total liability to Owner for all claims, losses and damages resulting in any way from this Agreement and the performance of the Services shall not exceed the amount that Owner actually paid to Consultant under this Agreement.  For the avoidance of doubt, the foregoing limitations of liability do not excuse Consultant’s obligation under the last sentence of Section 14 to render all reasonable assistance to Owner for the purpose of enforcing the Guarantees.  The limitations, indemnities, waivers and release from liability expressed in this Agreement shall apply regardless of the basis of liability, including without limitation, contract, warranty, negligence or other fault, or strict liability; provided, however, such limitations and releases shall only be effective to the maximum extent allowed by law.  Owner represents that, prior to commencement of any Services at a project site, it will obtain a release and waiver of damages in accordance with the foregoing from any affiliated company that owns or controls the project site. Owner and Consultant waive, and each shall cause its respective insurance carriers in Owner’s and Consultant’s

Corporate Excess Liability program, as applicable, to waive, all rights of subrogation against each other with respect to the insurance in such programs.  If and when a definitive Aurora EPC Contract is executed, the definitive Aurora EPC Contract (or any relevant agreement executed in connection therewith) shall thereafter govern the Parties’ respective limitations on liabilities in connection with the Services and this Agreement.

16.0                           Disputes.  In the event of any litigation to enforce or interpret any terms or conditions of this Agreement, the Parties agree that such appropriate action shall be submitted to the jurisdiction of the federal or state courts located in Nebraska, to the exclusion of any and all other courts, forums, venues, and the Parties waive any and all right to contest the exclusivity of such forum, including any rights based upon the doctrine of forum non conveniens.  In the event either Party institutes suit in court against the other Party or against the surety of such Party, in connection with any dispute or matter arising under this Agreement, the prevailing Party shall be entitled to recover all costs, expenses and attorneys’ fees, in addition to any other relief granted by the court or arbitrator(s).  Both Parties hereby waive any and all rights to a trial by jury. In no event shall the litigation of any controversy or the settlement thereof delay the performance of this Agreement.

17.0                           Records and Audits.  Owner shall have the right to audit and inspect Consultant’s records and accounts covering costs hereunder and Services provided hereunder at all reasonable times during the course of the Services and for a period of twelve (12) months after completion of the Services; provided, however, the purpose of any such audit shall be only for verification of such costs and such Services.  Consultant shall not be required to keep records of or provide access to costs covered by any fixed fee, unit rates or amounts expressed in terms of percentages of other costs.

18.0                           Early Termination.  Owner shall have the right to terminate this Agreement at any time upon prior written notice to Consultant.  In the event of such termination, Owner shall pay Consultant for all Services performed and all payment obligations undertaken in Owner’s behalf, including breakage/cancellation charges required in subcontracts, prior to the date of such termination.

19.0                           Entire Agreement. This Agreement constitutes the entire agreement between the Parties hereto and supersedes any oral or written representation, understandings, proposals, or communications heretofore entered into by or on account of the Parties with respect to the subject matter hereof and may not be changed, modified, or amended except in writing signed by the Parties hereto.  The provisions of this Agreement are intended for the sole benefit of Consultant and Owner and their respective permitted successors and assigns, and each of Consultant’s subcontractors, vendors and others to the extent expressly provided in this Agreement.

20.0                       Execution in Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written below.

“Owner”			“Consultant”

Aventine Renewable Inc.			Kiewit Energy Company

By:	/s/	Ronald H. Miller	By:	/s/	Bradley J. Kaufman

Name:		Ronald H. Miller	Name:		Brad Kaufman

Title:		President and CEO	Title:		President

Date:		3/17/07	Date:		3/12/07

Exhibit A

The confidential information has been omitted and filed separately with the Securities and Exchange Commission.